Exhibit 10.22
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (the “Agreement”), dated May 11, 2016, by and between Brixmor Property Group Inc. (the “Company”) and Mark Horgan (“Executive”).
The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;
Executive desires to accept such employment and enter into such an agreement;
In consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.    Term of Employment. Subject to the provisions of Section 5 of this Agreement, Executive shall be employed by the Company for a period commencing on May 20, 2016 (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement.
2.    Position, Duties and Authority.
(a)    During the Employment Term, Executive shall serve as the Company’s Executive Vice President, Chief Investment Officer. In such position, Executive shall have such duties, functions, responsibilities and authority as shall be determined from time to time by the Chief Executive Officer of the Company and be consistent with the duties, functions, responsibilities and authority of an executive vice president, chief investment officer of a publicly-traded real estate investment trust. Executive shall report directly to the Chief Executive Officer of the Company or such other senior officer of the Company as directed by the Chief Executive Officer.
(b)    During the Employment Term, Executive will devote his full business time and best efforts to the performance of Executive’s duties hereunder (excluding periods of vacation and sick leave) and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Chief Executive Officer; provided that nothing herein shall preclude Executive, subject (in the case of (i) below) to the prior approval of the Chief Executive Officer (which approval shall not be unreasonably withheld), from (i) accepting appointment to or continuing to serve on the board of directors or trustees of up to two other business corporations (but not more than one audit committee), (ii) serving as an officer or director of or otherwise participating in non-profit educational, welfare, social, religious and civil organizations, including, without limitation, all such positions and participation in effect as of the Effective Date, and (iii) managing personal and family investments; provided, however, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this paragraph do not conflict or materially interfere with the performance and fulfillment of Executive’s duties and responsibilities as an executive of the Company in accordance with this Agreement or conflict with Section 6. Executive shall be permitted to retain all compensation in respect of any of the services or activities referred to in the first proviso of the first sentence of this Section 2(b).
(c)    As of the start of the Employment Term, Executive’s principal place of employment shall be the Company’s offices located at 450 Lexington Avenue, New York, New York, subject to required travel.
3.    Compensation.
(a)    Base Salary. During the Employment Term, the Company shall pay Executive a base salary (“Base Salary”) at the annual rate of $475,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Compensation Committee of the Board of Directors of the Company, but in no event shall the Company be entitled to reduce Executive’s Base Salary below the annual rate of $475,000.
(b)    Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual cash bonus award (an “Annual Bonus”) as follows. In all fiscal years during the Employment Term other than 2016, Executive’s annual bonus will be calculated based on the achievement of performance objectives, metrics and targets (including the level of achievement required for Executive to earn the threshold, target and high performance objectives) adopted by the Board or Compensation Committee of the Board within the first three months of each fiscal year during the Employment Term. During each such fiscal year, the minimum bonus payable to Executive, if the threshold performance objectives and targets are achieved, will be 56% of Executive’s Base Salary; the target bonus will be 75% of Executive’s Base Salary (the “Annual Target Bonus”), if target performance objectives and targets are achieved; and the maximum bonus payable to Executive will be 100% of Executive’s Base Salary, if high performance objectives and targets are achieved. The Annual Bonus, if any, shall be paid to Executive in a lump sum in cash within two and one-half months after the end of the applicable fiscal year. Except as provided in Section 5, no Annual Bonus shall be earned or payable in respect of any fiscal year in which Executive’s employment is terminated.
In fiscal year 2016, the calculation of the Annual Bonus will be the same as for subsequent years, except that the performance metrics and level of achievement shall be those previously established by the Compensation Committee for other executive officers of the Company for 2016 and provided that in no event shall Executive’s Annual Bonus for 2016 be less than an amount determined by multiplying $356,250 by a fraction, the numerator of which is the number of days during fiscal year 2016 that Executive is employed by the Company (i.e. from the Effective Date to and including December 31, 2016), and the denominator of which is the number of days in fiscal year 2016.
(c)    Initial Time Vested Restricted Stock Unit Grant. As of the Effective Date, Executive shall receive a grant (the “Initial RSU Award”) of Restricted Stock Units (“RSUs”) equal to the quotient of (x) $1,250,000 divided by (y) the closing price of the Company’s common stock on the date of this Agreement, rounded down to the nearest even whole number. The terms of the Initial RSU Award shall provide that the RSUs shall vest ratably over five (5) years commencing on the first anniversary of the Effective Date and otherwise be on terms and conditions substantially similar to the form of Restricted Stock Unit Agreement attached hereto as Exhibit A.
(d)    Annual Long Term Restricted Stock Unit Grants. As of the Effective Date, Executive shall receive a grant of RSUs (the “2016 RSU Award”) equal to the quotient of (x) $1,000,000 divided by (y) the closing price of the Company’s common stock on the date of this Agreement, which amount shall be multiplied by a fraction, the numerator of which is the number of days during fiscal year 2016 that Executive is employed by the Company (i.e. from the Effective Date to and including December 31, 2016), and the denominator of which is the number of days in fiscal year 2016, rounded down to the nearest even whole number. Of this amount, one-third will be subject to the one-year performance targets and two-thirds will be subject to the three-year performance targets, each as provided in Exhibit B. Such number of RSUs shall be deemed to be the “target” number of RSUs. The terms and provisions of the 2016 RSU Award, other than the amount of the grant, shall be consistent with the form of RSU awards granted to other senior executives of the Company in March 2016, as reflected in Exhibit B. In 2017 and in subsequent years of the Employment Term, Executive shall receive annual equity compensation with a value at target performance levels equal to $1,000,000, which shall be in such form and subject to performance-based and time-based vesting periods, conditions, timing of grant and other criteria consistent with grants to other senior executives as determined by the Compensation Committee from year to year.
4.    Benefits.
(a)    General. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit, fringe and perquisite plans, practices, policies and arrangements as in effect from time to time (collectively, “Employee Benefits”), on generally the same terms and conditions as each of the Employee Benefits are made available to other senior executives of the Company (other than with respect to annual bonuses, incentive plans and severance plans (as well as any other terms and conditions specifically determined under this Agreement), the benefits for each which shall be determined instead in accordance with this Agreement).
(b)    Reimbursement of Business Expenses. During the Employment Term, the Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with its then prevailing policy for senior executives (which shall include appropriate itemization and substantiation of expenses incurred).
(c)    Housing. Commencing as of the Effective Date and conditioned on Executive’s continued employment with the Company, the Company shall reimburse Executive for up to six (6) months of housing expenses in New York City, not to exceed $7,500 per month. In addition, the Company shall reimburse Executive for all necessary and reasonable relocation expenses per Company policy. Within 120 days following the Effective Date, Executive shall, at his election, list his current primary residence (the “Residence”) for sale and if so elected shall obtain an Appraisal (as defined below) on the Residence within said 120 day period, the cost of such appraisal to be borne by the Company. If Executive has been unable to sell the Residence within 12 months after the Effective Date, then, upon Executive’s request made within 30 thirty days after the expiration of said 12 month period (the “Notice Period”), the Company shall purchase the Residence from Executive at the value of the Appraisal. The Company shall close on the purchase of the Residence within 60 days after receipt of such request. Regardless of whether Executive sells the Residence to a third party or to the Company, the Company shall pay Executive’s reasonable and customary closing costs and real estate agent commissions (provided that no real estate commissions will be payable by the Company if the Company purchases the Residence). An appraisal for purposes of this Agreement is an appraisal performed by a licensed real estate appraiser acceptable to the Company that does not have a prior personal or professional relationship with the Company or Executive. The provisions of this Section shall not be applicable if Executive does not list the Residence within the 120 day period provided for above or fails to notify the Company of Executive’s request for the Company to purchase the Residence within the Notice Period.
5.    Termination.
(a)    The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment (other than as a result of a Constructive Termination) and the Company will be required to give Executive at least 60 days advance written notice of a Termination without Cause. Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.
(b)    By the Company For Cause or By Executive Other Than as a Result of a Constructive Termination.
(i)    The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon the effective date of Executive’s resignation other than as a result of a Constructive Termination (as defined in Section 5(d)(i)).
(ii)    Definition of Cause. For purposes of this Agreement, “Cause” shall mean any one of the following events: (A) Executive’s repeated and willful refusal to undertake good faith efforts to substantially perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness or injury); (B) in connection with his employment, Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct; (C) in connection with his employment, Executive engages in any willful act or omission which is injurious in a non-de minimis manner to the financial condition or business reputation of the Company and its subsidiaries (taken as a whole); (D) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude; or (E) Executive’s willful and material breach of Section 7 of this Agreement, any breach of Section 6 of this Agreement, or any breach of the representations in Section 9(l) of this Agreement. No act or failure to act shall be considered to be willful unless done or omitted to be done in bad faith and without reasonable belief it was in the best interests of the Company and its subsidiaries. Any act or failure to act based upon express direction given pursuant to a resolution of the Board or upon the express instructions of the Chairman of the Board (provided that Executive was not the Chairman of the Board at the applicable time) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. To the extent the Board reasonably determines that any act or failure to act alleged to constitute Cause is curable, Executive shall be provided with notice of at least 30 days to cure any act or omission alleged to constitute Cause. The Company may only terminate Executive for Cause following a resolution approved by a majority of the Board.
(iii)    If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive:
(A)    no later than 10 days following the date of termination, the Base Salary through the date of termination;
(B)    reimbursement, within 60 days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided that such claims for such reimbursement are submitted to the Company within 90 days following the date of Executive’s termination of employment; and
(C)    such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, including accrued vacation, payable in accordance with the terms and conditions of such tax qualified employee benefit plans (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 5(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(iv)    If Executive resigns other than as a result of a Constructive Termination, Executive shall be entitled to receive the Accrued Rights. Following such resignation by Executive other than as a result of a Constructive Termination, except as set forth in this Section 5(b)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(c)    Disability or Death.
(i)    Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness or injury (the “Disability Period”), Executive shall continue to receive his full Base Salary set forth in Section 3(a) until his employment is terminated pursuant to Section 5(a). For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, Executive’s duties under this Agreement due to a physical or mental illness or injury for a period of six consecutive months or for an aggregate of 12 months in any consecutive 24-month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.
(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate, survivors or beneficiaries (as the case may be) shall be entitled to receive:
(A)    the Accrued Rights;
(B)    no later than 10 days following the date of termination, a pro rata portion of the Annual Target Bonus, based on a fraction, the numerator of which is the number of days during the fiscal year up to and including the date of termination of Executive’s employment and the denominator of which is the number of days in such fiscal year (the “Pro-Rated Bonus”);
(C)    any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement) (the “Earned Bonus”); and
(D)    death or disability benefits under any applicable plans and programs of the Company in accordance with the terms and provisions of such plans and programs.
(d)    By the Company Without Cause or Resignation by Executive as a Result of Constructive Termination.
(i)    A “Constructive Termination” shall be deemed to have occurred upon (A) a reduction in Executive’s Base Salary or Annual Bonus opportunities at threshold, target, and maximum (as a percentage of Base Salary) below the levels provided for in Section 3(a) and Section 3(b) of this Agreement, or the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus when due hereunder; (B) a material diminution in Executive’s authority or responsibilities from those described in Section 2 hereof; (C) the relocation of Executive’s primary office location to a location that is more than fifty (50) miles from the Executive’s primary office location as of the Effective Date; or (D) the Company’s failure to pay or provide any material Employee Benefits required to be provided to Executive under this Agreement; or (E) the Company’s failure to assign (by contract or by law) this Agreement to any Successor as required by Section 9(h) of this Agreement or (F) the Company’s material breach of this Agreement or any applicable equity agreement; provided that none of the events described in this Section 5(d)(i) shall constitute Constructive Termination if Executive consents to such event and unless the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Constructive Termination; provided, further, that “Constructive Termination” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Board written notice thereof prior to such date.
(ii)    If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or Executive resigns with a basis for Constructive Termination, Executive shall be entitled to receive:
(A)    the Accrued Rights;
(B)    the Pro-Rated Bonus;
(C)    continuation of medical, vision and dental group insurance coverage (as applicable), contingent on Executive electing continuation coverage under COBRA (including dependent coverage) for 18 months (the “Continuation Period”) following the date of termination, with the Company reimbursing Executive on an after tax basis during the Continuation Period for the total amount of the monthly COBRA premiums payable by Executive for such continued benefits in excess of the cost Executive paid for such coverage (on a monthly premium basis) immediately prior to the date of termination;
(D)    the Earned Bonus; and
(E)    subject to Executive’s continued compliance with Section 6 and material compliance with Section 7 hereof, (i) a lump-sum cash payment equal to the sum of (x) 200% of Executive’s Base Salary as of the date immediately prior to Executive’s termination of employment and (y) the sum of Executive’s Annual Bonuses payable (if any) in respect of the two fiscal years (the “Reference Fiscal Years”) immediately prior to the date of Executive’s termination of employment (or, if the date of Executive’s termination of employment occurs in 2016 or 2017, the sum of Executive’s Annual Bonuses will be deemed to be two times the Annual Target Bonus in lieu of the foregoing formulation) (the total of (x) and (y), the “Severance Target”); provided that if either Reference Fiscal Year is less than a full 12 months, then the Annual Bonus payable in respect of such fiscal year shall be annualized prior to making the foregoing calculation.
Such payments shall be paid to Executive on the 60th day immediately following the date of Executive’s termination of employment.
(e)    Release. Any and all amounts payable to Executive under Section 5 other than the Accrued Rights (collectively, the “Conditioned Benefits”) are subject to (i) Executive’s execution and non-revocation of a general release of claims in a form acceptable to the Company and no more onerous than other similar agreements entered into with other senior executives of the Company under similar circumstances (the “Release”) within 55 days of the date of termination and (ii) the expiration of any revocation period contained in such Release. Further, to the extent that any of the Conditioned Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining Conditioned Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.
(f)    Expiration of Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 6, 7 and 8 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder. The Initial RSU Award as well as all future equity grants shall provide that in the event that the Employment Term is not extended, then (i) any earned but unvested equity units (i.e., where the applicable performance period has been completed but any time vesting periods have not been completed) shall become fully vested and (ii) to the extent that any applicable performance period has not been completed, then upon the expiration of the Employment Term, any such performance metrics shall be measured as of that date (or to the nearest practicable date, and prorated to the extent necessary) to determine actual performance through such date and then prorated for the number of days during the performance period that occurred prior to the end of the Employment Term and such equity units shall become fully vested at the end of the Employment Term.

(g)    Notice of Termination; Board/Committee Resignation. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) pursuant to Section 5 of this Agreement shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates.
(h)    Excise Tax Provision. In the event it is determined that any payment or benefit (within the meaning of Section 280G(B)(2) of the Code, to Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment (“Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the total Payments shall be reduced to the extent the payment of such amounts would cause Executive’s total Payments to constitute an “excess parachute payment” under Section 280G of the Code and by reason of such excess parachute payment the Executive would be subject to an Excise Tax, but only if the after-tax value of the Payments calculated with the foregoing restriction exceed those calculated without the foregoing restriction. In that event, Executive shall designate those rights, payments, or benefits under this Agreement, any other agreements, and any benefit arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to Executive under this Agreement be deemed to be an excess parachute payment; provided, however, that in order to comply with Section 409A of the Code, the reduction or elimination will be performed in the order in which each dollar of value subject to a right, payment, or benefit reduces the parachute payment to the greatest extent. All determinations under this subparagraph (h) shall be made at the expense of the Company by a nationally recognized public accounting firm selected by the Company and subject to approval of Executive, which approval shall not be unreasonably withheld. Such determination shall be binding upon Executive and the Company in the absence of manifest error. To the extent the terms of this subsection 5(h) conflict with the terms of an equity award granted pursuant to this Agreement, this subsection 5(h) shall govern.
6.    Non-Competition; Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
(a)    Non-Competition.
(i)    During the Employment Term and, for a period of one year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, directly or indirectly, own, manage, operate, control, consult with, be employed by or otherwise provide services to, or participate in the ownership, management, operation or control of any person or entity (“Person”) whose primary and principal business activity is the conduct of the Business. For purposes of this Agreement, “Business” shall mean the ownership, management and/or development of neighborhood and community shopping centers in the United States.
(ii)    Notwithstanding the foregoing, Executive’s ownership solely as a passive investor of 2% or less of the outstanding securities of any class of any company shall not, by itself, be considered to violate Section 6(a)(i).
(iii)    The period of time during which the provisions of this Section 6(a) shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief so long as the Company has not acquiesced in such activity.
(b)    Non-Solicitation. During the Employment Term and the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person:
(i)    solicit or encourage (which shall not include providing references on behalf of any such employee or issuing a non-targeted general employment advertisement) any employee of the Company or its subsidiaries at or above the level of Vice President to leave the employment of the Company or its subsidiaries (collectively, the “Restricted Group”), or hire any such employee who was engaged in the Business and employed by the Restricted Group as of the date of Executive’s termination of employment with the Company or who left such employment of the Restricted Group (except when terminated without

Cause) coincident with, or within one year prior to, the date of Executive’s termination of employment with the Company; or
(ii)    intentionally encourage any material consultant engaged in the Business and retained by the Restricted Group to cease working with the Restricted Group.
(c)    It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in this Section 6 is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply with such deletion or modification as such court may judicially determine or indicate to make the Agreement valid and enforceable. The restrictions contained in this Section 6 shall be construed as separate and individual restrictions and shall each be capable of being reduced in application or severed without prejudice to the other restrictions contained in this Section 6 or to the remaining provisions of this Agreement.
7.    Confidentiality; Intellectual Property.
(a)    Confidentiality.
(i)    Executive may not at any time (whether during or after Executive’s employment with the Company), disclose, divulge, reveal, communicate, share, transfer or provide access to any Confidential Information that he may obtain during his employment by the Company to any other Person, except (A) in connection with performing his duties for the Company or its subsidiaries, (B) to the Company or its subsidiaries, or to any authorized (or apparently authorized) agent or representative of any of them, (C) when required to do so by law or regulation or requested by a court, governmental agency, legislative body, arbitrator or other person with apparent jurisdiction to order him to communicate, divulge or make accessible any such confidential information, (D) in the course of any proceeding under Section 9(d) of this Agreement, or (E) in confidence to any attorney or other professional advisor for the purposes of securing professional advice. For purposes of this Agreement, “Confidential Information” shall mean any proprietary or confidential information of the Company and its subsidiaries, and includes, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals; provided, however, that the term Confidential Information shall not include any document, record, data, compilation or other information that is known or generally available to the public, or within any trade or industry of the Company or any of its affiliates, other than as a result of Executive’s violation of this Section 7, or not otherwise considered confidential by persons within such trade or industry.
(ii)    [Reserved].
(iii)    Upon termination of Executive’s employment with the Company for any reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; and (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the Business of the Company and its subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and may retain any Company-issued cell phone, his contacts and calendars and any compensation-related information or information reasonably necessary for tax return purposes.

(b)     Intellectual Property.
(i)    If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose the same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
(ii)    Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.
(iii)    Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.
(iv)    The provisions of Section 7 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth in Section 7(a)(ii) hereof).
8.    Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 and Section 7 of this Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach, the Company, without posting any bond, shall be entitled, in addition to any other remedy available at law or equity, to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, upon any breach of Section 6 or any material breach of Section 7 of this Agreement (in each case as determined by a court of competent jurisdiction) within four years of the termination of Executive’s employment, Executive shall promptly return to the Company upon request all cash payments (other than the Accrued Rights) made to Executive pursuant to Section 5 (if any), less any amounts paid by Executive as taxes in respect of such payments (unless such taxes are actually recovered by Executive from the relevant governmental authority, in which case such tax amounts also shall be returned to the Company). Any determination under Section 5(b)(ii)(E), Section 5(d)(ii)(E), or this Section 8 of whether the Executive is in compliance with Section 6 hereof and material compliance with Section 7 hereof shall be determined based solely on the contractual provisions provided therein and the facts and circumstances of Executive’s actions without regard to whether the Company could obtain an injunction or other relief under the law of any particular jurisdiction.
9.    Miscellaneous.
(a)    Professional Fees and Expenses. The Company shall pay or reimburse Executive up to $15,000 for reasonable attorneys’ or other professional fees and for any other expenses Executive incurs in connection with the preparation, negotiation, execution and delivery of this Agreement and the equity incentive agreements entered into in connection herewith. Such reimbursements shall be made within 10 days following presentation to the Company of appropriate invoices or other documentation for the amount of such fees and expenses.
(b)    Indemnification; Directors’ and Officers’ Insurance. To the fullest extent permitted by applicable law, the Company shall indemnify and hold Executive harmless for all acts and omissions occurring during his employment with the Company or service as a member of the Board to the extent provided under the Company’s charter, by-laws and applicable law and shall promptly advance to Executive or Executive’s heirs or representatives all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Expenses”) as a result of any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (collectively, a “Claim”) or any proceeding (whether civil, criminal, administrative or investigative), or any threatened Claim or proceeding (whether civil, criminal, administrative or investigative), against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, upon receipt by the Company of a written request with appropriate documentation of such Expenses, and an undertaking by Executive to repay the amount advanced if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company against such Expenses. During the Employment Term and for a term of six years thereafter, the Company, or any successor to the Company, shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage for Executive in the same amount as for members of the Board.
(c)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
(d)    Jurisdiction; Venue. Except as otherwise provided in Section 8 in connection with equitable remedies, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal court sitting in the Southern District of New York or any state court in the First Judicial Department over any suit, action or proceeding arising out of or relating to this Agreement, and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of the State of New York, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 9(k). In the event of any litigation regarding the enforcement of any of the terms or provisions of this Agreement, the prevailing party in any such litigation shall be awarded reasonable attorney fees and court costs.
(e)    Entire Agreement; Amendments. This Agreement (including, without limitation, the schedules and exhibits attached hereto) contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its current or former affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its current or former affiliates. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the schedules and exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.
(f)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(g)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(h)    Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement shall be assigned by the Company to a person or entity which is a successor in interest (“Successor”) to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or Successor.
(i)    Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor. Any amounts due under Section 5 of this Agreement are considered reasonable by the Company and are not in the nature of a penalty.
(j)    Compliance with Code Section 409A.
(i)    The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.
(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.
(iii)    Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) 6 months and one day after such separation from service and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(j) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iv)    Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; (C) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (D) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime (or if longer, through the 6th anniversary of the Effective Date).
(v)    For purposes of Code Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.
(vi)    To the extent the terms of this subsection 9(j) conflict with the terms of an equity award granted pursuant to this Agreement, this subsection 9(j) shall govern.
(k)    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by e-mail, hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:
Brixmor Property Group Inc.
450 Lexington Avenue
New York, New York 10017
Attention: General Counsel
steven.siegel@brixmor.com
If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company.

(l)    Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other agreement or written policy to which Executive is a party or otherwise bound. Executive hereby further represents that he is not subject to any restrictions on his ability to solicit, hire or engage any employee or other service-provider. Executive agrees that the Company is relying on the foregoing representations in entering into this Agreement and related equity-based award agreements.
(m)    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(n)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(o)     Negotiation of Agreement. This Agreement has been negotiated by the Executive and the Company, and both parties have had the opportunity to consult counsel. Accordingly, this Agreement is not to be construed in favor of one party or another, or its interpretation affected by whether a particular provision was drafted by one party or the other.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BRIXMOR PROPERTY GROUP, INC.

/s/ Steven F. Siegel
By: Steven F. Siegel
Title: Executive Vice President

EXECUTIVE

/s/ Mark Horgan
Mark Horgan

EXHIBIT A

BRIXMOR PROPERTY GROUP INC.
RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the Effective Date set forth in the Award Certificate (the “Award Certificate”) is made by and between Brixmor Property Group Inc. (together with its Subsidiaries, the “Company”) and the Participant. The Award Certificate is included with and made part of this Agreement. In this Agreement and each Award Certificate, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan, except as herein defined.

1.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

a. “Award” means the award as set forth on the Award Certificate.

b. “Award Certificate” means the certificate attached to this Agreement specifying the Effective Date and the Award.

c. “Board” means the Board of Directors of Brixmor Property Group Inc.

d. “Effective Date” means the Effective Date set forth in the Award Certificate.

e. “Participant” means the Eligible Person whose name is set forth in the Award Certificate.

f. “Plan” means the Brixmor Property Group Inc. 2013 Omnibus Incentive Plan.

g. “Qualifying Termination” means a termination of Participant’s employment by the Company without Cause, by Participant as a result of a Constructive Termination or while Participant has a Disability or resulting from the Participant’s death (as Cause, Constructive Termination and Disability are defined in Participant’s employment agreement with the Company dated April 26, 2016). In addition, solely for the purposes of this Restricted Stock Unit Agreement, any termination of Participant’s employment (other than for Cause) prior to May 20, 2021 shall also constitute a Qualifying Termination.

h. “RSU” or “Restricted Stock Unit” means a restricted stock unit granted hereunder pursuant to the Plan.

i. “Termination Date” means the effective date of a Termination of Employment for any reason.

j. “Termination of Employment” means a “separation from service” of the Participant from the Company, as defined under Section 409A.

2. RSU Award; Settlement of RSUs.

a.	Grant of Award. The Company grants to the Participant the number of RSUs set forth in the Award Certificate.

b.
Vesting. Subject to Section 3, the RSUs granted under the Award shall become vested as follows, subject to the Participant’s continued employment with the Company through the applicable date(s) (each, a “Vesting Date”): One-fifth of the Award shall vest on each of the first, second, third, fourth and fifth anniversary dates of the Effective Date.

c.	Issuance of Common Stock.

i.
Settlement of RSUs. Shares underlying a vested RSU shall be transferred to the Participant as soon as administratively practicable following the applicable Vesting Date. No shares of Common Stock shall be issued to the Participant in respect of an RSU prior to the applicable Vesting Date. After an RSU vests, the Company shall promptly cause to be registered in Participant’s name or in the name of the executor or personal representative of the Participant’s estate, as the case may be, one share of Common Stock in payment for each such vested RSU. For purposes of this Agreement, the date on which vested RSUs are converted into Common Stock shall be referred to as the “Settlement Date.”

ii.	Fractional RSUs. In the event the Participant is vested in a fractional portion of an RSU, such portion shall be rounded down to the nearest whole number.

3. Effects of Certain Events.

a.
General. Subject to Section 3(b), in the event that the Participant’s employment with the Company is terminated (including upon resignation by the Participant), any unvested RSUs shall be forfeited automatically and without further action.

b.	Qualifying Termination. Notwithstanding the foregoing:

i.	In the event of the Participant’s Qualifying Termination, all unvested RSUs (and any associated Dividend Equivalent Amount) shall immediately vest.

c.
Termination for Cause. In the event of the Participant’s termination of employment for Cause, then any unvested RSUs (and any associated Dividend Equivalent Amount) and any shares underlying RSUs that have not yet been transferred to the Participant shall be automatically forfeited as of the Termination Date.

4. Dividend Equivalent Rights.

a.
Each RSU shall have a Dividend Equivalent Right associated with it with respect to any cash dividends on Common Stock that have a record date after the Effective Date and prior to the applicable Settlement Date for such RSU (the total accrued dividends for each earned RSU, a “Dividend Equivalent Amount”).

b.
The Dividend Equivalent Amount shall be calculated by crediting a hypothetical bookkeeping account for the Participant with an amount equal to the amount of cash dividends that would have been paid on the dividend payment date with respect to the number of shares of Common Stock underlying the unsettled earned RSUs (or RSUs which become earned in accordance with this Agreement) if such shares had been outstanding on the dividend record date. The Participant’s Dividend Equivalent Amount shall not be credited with interest or earnings.

c.
Any Dividend Equivalent Amount: (i) shall be subject to the same terms and conditions applicable to the earned RSU to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer and the forfeiture conditions contained in the Agreement; (ii) shall vest and be settled upon the same terms and at the same time of settlement as the RSUs to which they relate; and (iii) will be denominated and payable solely in cash. The payment of Dividend Equivalent Rights will be net of all applicable withholding taxes pursuant to Section 5(g).

5. Miscellaneous.

a.	Administration. The Committee shall administer the Award.

b.
Agreement Subject to Plan; Amendment. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Awards and RSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The terms of the Agreement and the Award Certificate may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, that any such amendment that would materially and adversely affect any right of the Participant shall not to that extent be effective without the consent of the Participant.

c.
Participant is Unsecured General Creditor. The Participant and the Participant’s heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company. Assets of the Company shall not be held under any trust for the benefit of the Participant or the Participant’s heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Agreement or the Plan. Any and all of the Company’s assets shall be, and remain, the general unrestricted assets of the Company. The Company’s sole obligation under this Agreement and in respect of the

Award shall be merely that of an unfunded and unsecured promise of the Company to pay the Participant in the future, subject to the conditions and provisions of the Agreement and the Plan.

d.
No Transferability; No Assignment. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the Award or the RSUs. No part of the RSUs or the shares of Common Stock delivered in respect of any vested RSUs, and/or amounts payable under this Agreement shall, prior to actual settlement or payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

e.
No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the Award hereunder (or RSUs issued in settlement of the Award) shall impose any obligation on the Company or any Affiliate to continue the employment of the Participant, subject however to the terms and provisions of Participant’s employment agreement with the Company dated April [ ], 2016.

f.
Limitation on Shareholder Rights. The Participant shall have no rights as a shareholder of the Company, no dividend rights (subject to Dividend Equivalent Rights as set forth in Section 4) and no voting rights with respect to the RSUs and any shares of Common Stock underlying or issuable in respect of such RSUs until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the shares of Common Stock, except for the Dividend Equivalent Rights as set forth in Section 4.

g.	Tax Withholding.

i.
Regardless of any action the Company takes with respect to any or all federal, state or local income tax, employment tax or other tax related items (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items associated with the RSUs (and the Dividend Equivalent Rights associated therewith) is and remains the Participant’s responsibility and that the Company: (A) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the shares of Common Stock, the subsequent sale of shares of Common Stock acquired at vesting and the receipt of any Dividend Equivalent Rights; and (B) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax Related Items. Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

ii.
Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Company, in its sole discretion, to satisfy all withholding and payment on account obligations for Tax Related Items of the Company. In this regard, the Participant authorizes the Company, in its sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Participant with respect to the RSUs by withholding in shares of Common Stock otherwise issuable to the Participant, provided that the Company withholds only the amount of shares of Common Stock necessary to satisfy the minimum statutory withholding amount using the Fair Market Value of the shares of Common Stock on the Settlement Date. Participant shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold as a result of the RSUs that are not satisfied by the previously described method. The Company may refuse to deliver the shares of Common Stock to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax Related Items as described in this Section.

h.
Compensation Recovery Policy. The compensation under this Agreement shall be subject to being recovered under the Company’s compensation recovery policy, if any, or any similar policy that the Company may adopt from time to time applicable to all senior executives. For avoidance of doubt, compensation recovery rights to shares of Common Stock issued under this Agreement shall extend to any proceeds realized by the Participant upon the sale or other transfer of such shares of Common Stock. Without limiting the generality of the foregoing, if in the opinion of the independent directors of the Board, (i) the Company’s financial results are restated or were materially misstated due in whole or in part to intentional fraud or misconduct by the Participant, and (ii) the payment or equity or equity-based award made or issued pursuant to this Agreement based on the corrected financial results would be less than the amount previously paid or issued, then by approval by a majority of the independent directors of the Board, the Board may, based upon the facts and circumstances surrounding the restatement, direct that the Company recover all or a portion of any payment or equity or equity-based award made or issued pursuant to this Agreement, and the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days’ of the Company’s request to Participant therefore, an amount equal to the excess, if any, of (i) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of the RSUs and any shares of Common Stock issued in respect of such RSUs over (ii) the aggregate Cost of such shares (if any). For purposes of this Agreement, “Cost” means, in respect of any share of Common Stock, the amount paid by Participant for such share, as proportionately adjusted for all subsequent distributions.

i.
Section 409A Compliance. The Award and the shares of Common Stock and amounts payable under this Agreement are intended to comply with the requirements of Section 409A so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent. Notwithstanding the terms of Section 2 or Section 3, if a Participant is a “specified employee” within the meaning of Section 409A, no payments in respect of any Award or RSU that is “deferred compensation” subject to Section 409A and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A) shall be made to such Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company shall not be liable to any Participant for any payment made under this Plan that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

j.
Section 280G of the Code. In the event that the accelerated vesting of the RSUs or the amounts payable under this Agreement, together with all other payments and the value of any benefit received or to be received by the Participant, would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s payment shall be either (a) the full payment or (b) such lesser amount that would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Company in compliance with all applicable legal authority, including Section 409A. All determinations required to be made under this Section shall be made by the nationally recognized accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to the Participant (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

k.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and performed wholly within the State of Maryland, without giving effect to the conflict of law provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York, and each of the Participant and the Company hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York, (ii) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

l.	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

* * * * *

BRIXMOR PROPERTY GROUP INC.
RESTRICTED STOCK UNIT AGREEMENT
AWARD CERTIFICATE

1.
Brixmor Property Group Inc., a Maryland corporation (together with its Subsidiaries, the “Company”), and the Participant who is signatory hereto, hereby agree to the terms of this Award Certificate and the Brixmor Property Group Inc. Restricted Stock Unit Agreement (the “Agreement”) to which it is attached. All capitalized terms used in this Award Certificate and not defined herein shall have the meanings assigned to them in the Company’s 2013 Omnibus Incentive Plan (the “Plan”) or the Agreement.

2.	Subject to the terms of this Award Certificate, the Agreement and the Plan, the Company hereby grants to the Participant as of the Effective Date, the Award on the terms set forth below:

Participant:	[ ]
Effective Date:	[ ], 2016
RSU Award Amount:

3.
The Award and any RSUs which may become vested under the Award are subject to the terms and conditions set forth in this Award Certificate, the Plan and the Agreement. All terms and provisions of the Plan and the Agreement, as the same may be amended from time to time, are incorporated and made part of this Award Certificate. If any provision of this Award Certificate is in conflict with the terms of the Plan or the Agreement, then the terms of the Plan or the Agreement, as applicable, shall govern. The Participant hereby expressly acknowledges receipt of a copy of the Plan and the Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

BRIXMOR PROPERTY GROUP INC. By: _______________________________ Name: Title: Authorized Signatory	PARTICIPANT ___________________________________ Name: [ ]

EXHIBIT B

BRIXMOR PROPERTY GROUP INC.
FORM OF 2016 RSU AWARD

BRIXMOR PROPERTY GROUP INC.
RESTRICTED STOCK UNIT AGREEMENT
THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the Effective Date set forth in the Award Certificate (the “Award Certificate”) is made by and between Brixmor Property Group Inc. (together with its Subsidiaries, the “Company”) and the Participant. The Award Certificate is included with and made part of this Agreement. In this Agreement and each Award Certificate, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan, except as herein defined.
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Achievement Percentage” means the “Percentage of Award Earned” specified with respect to the threshold, target, and maximum levels for each Performance Component on the Award Certificate, or a percentage determined using linear interpolation if actual performance falls between threshold and target, or between target and maximum levels. In the event that actual performance does not meet the threshold level for any Performance Component, the “Achievement Percentage” with respect to such Performance Component shall be zero.

(b)“Award” means the award as set forth on the Award Certificate.

(c)“Award Certificate” means the certificate attached to this Agreement specifying the Effective Date and the Award, and the applicable Performance Periods and Performance Components for the Award.

(d)“Board” means the Board of Directors of Brixmor Property Group Inc.

(e)“Brixmor TSR” means the compound annual growth rate, expressed as a percentage and rounded to the nearest one decimal point, in the value of a share of Common Stock due to stock appreciation and dividends, assuming dividends are reinvested in Common Stock as and when paid, during the applicable Performance Period. For this purpose, the “Beginning Stock Price” means $25.82 per share of Common Stock and the “Ending Stock Price” means the average of the closing sales price of the Company’s Common Stock on the NYSE for the ten (10) trading days immediately preceding and including the last day of a Performance Period (or such other period as the Committee may determine); provided, however, for purposes of the Relative US Shopping Center Index TSR Performance Component, the Ending Stock Price shall be the closing sales price of the Company’s Common Stock on the last day of the applicable Performance Period.

(f)“Adjusted EBITDA” means adjusted EBITDA as reported in the Company’s supplemental disclosure for any fiscal quarter.

(g)“Adjusted EBITDA Per Share” means the per share amount obtained by dividing adjusted EBITDA by Fully Diluted Shares.

(h)“Effective Date” means the Effective Date set forth in the Award Certificate.

(i)“Fully Diluted Shares” means the fully diluted share count of the Company, as reported in the Company’s supplemental disclosure for any fiscal quarter.

(j) “Participant” means the Eligible Person whose name is set forth in the Award Certificate.

(k)“Performance Components” means the performance criteria applicable to the Award, as set forth on the Award Certificate.

(l)“Performance Period” means the applicable performance period specified in the Award Certificate.

(m)“Plan” means the Brixmor Property Group Inc. 2013 Omnibus Incentive Plan.

(n)“Qualifying Termination” means a termination of Participant’s employment (w) by the Company without Cause or while Participant has a Disability (as defined in the Plan), (x) if the Participant’s written employment agreement with the Company (or any affiliate) includes a definition of “good reason” or “constructive termination,” by the Participant for “good reason” or “constructive termination” (as defined in such written employment agreement) (y) which is a Retirement, or (z) resulting from the Participant’s death. In addition, solely for the purpose of this Restricted Stock Unit Agreement, any termination of Participant’s employment (other than for Cause) prior to May 20, 2021 shall also constitute a Qualifying Termination.

(o)“Relative US Shopping Center Index TSR” means the comparison of the Brixmor TSR to the Shopping Center Index TSR.

(p)“Relative Weighting” means, in respect of any Performance Component, the “Relative Weighting” set forth for such Performance Component on the Award Certificate.

(q)“Retirement” means the Participant’s Termination of Employment with the Company, other than for Cause, following the date on which (i) the sum of the following equals or exceeds 65 years: (A) the number of years of the Participant’s employment and other business relationships with the Company and any predecessor company, and (B) the Participant’s age on the date of termination, (ii) the Participant attained the age of 55 years old, and (iii) the number of years of the Participant’s employment and other business relationships with the Company and any predecessor company is at least five (5).

(r)“RSU” or “Restricted Stock Unit” means a restricted stock unit granted hereunder pursuant to the Plan.

(s)“Shopping Center Index TSR” means the compound annual growth rate, rounded to the nearest decimal point, in the value of the FTSE NAREIT US Shopping Centers Index during the applicable Performance Period. The Shopping Center Index TSR is obtained from information publicly reported by the National Association of Real Estate Investment Trusts.

(t)“Target Award Amount” means, in respect of the Award, the “Target Award Amount” set forth for the Award on the Award Certificate.

(u)“Termination Date” means the effective date of a Termination of Employment for any reason.

(v)“Termination of Employment” means a “separation from service” of the Participant from the Company, as defined under Section 409A.

2.Range of RSUs under Awards; Calculation of RSUs; Settlement of RSUs.

(a)Grant of Award Ranges. The Company grants to the Participant the opportunity to earn a number of RSUs under the Award equal to the ranges set forth in the Award Certificate for the Award (with a threshold, target, and maximum number of RSUs for the Award). The actual number of RSUs earned under the Award shall be determined pursuant to Section 2(b) and, further, the RSUs shall be subject to the satisfaction of the service vesting conditions set forth in the Award Certificate and herein.

(b)Calculation of Number of Earned RSUs. Following the last day of the Performance Period applicable to the Award (the “Determination Date”), subject to the Participant’s continued employment through the last day of the Performance Period:

(i)The total number of RSUs earned and issuable under the Award shall be calculated by the Committee with respect to each Performance Component under the Award. For each Performance Component, the total number of RSUs earned and issuable shall be equal to the product of (x) the Target Award Amount for such Performance Component, multiplied by (y) the Relative Weighting for such Performance Component, multiplied by (z) the Achievement Percentage for such Performance Component. In the event that the Company’s actual performance does not meet the threshold level for a Performance Component, no RSUs shall be earned in respect of that Performance Component.

(ii)The foregoing calculation shall be made no later than 90 days following the Determination Date (or as soon thereafter as reasonably practicable), at which time the Company shall notify the Participant of the total number of RSUs earned and issuable under the Award (rounded down to the nearest whole RSU).

(c)Vesting. Subject to Section 3, the RSUs earned under the Award shall become vested as follows, subject to the Participant’s continued employment with the Company through the applicable date(s) (each, a “Vesting Date”):

(i)the RSUs earned in respect of the one year measurement component of the Award, if any, shall become vested with respect to 50% of such RSUs on the applicable Determination Date, and with respect to an additional 25% of such RSUs on each of January 1, 2018 and January 1, 2019; and

(ii)the RSUs earned in respect of the three year measurement component of the Award, if any, shall become vested with respect to 50% of such RSUs on the applicable Determination Date, and with respect to an additional 25% of such RSUs on each of January 1, 2020 and January 1, 2021.

(d)Issuance of Common Stock.

(i)Settlement of RSUs. Shares underlying an earned RSU which become vested in accordance with Section 2(c) or Section 3 shall be transferred to the Participant as soon as administratively practicable following the applicable Vesting Date, but in no event earlier than January 1 of the year in which the Vesting Date occurs or later than March 15 of the year following the year in which such Vesting Date occurs. No shares of Common Stock shall be issued to the Participant in respect of an earned RSU prior to the applicable Vesting Date. After an earned RSU vests, the Company shall promptly cause to be registered in Participant’s name or in the name of the executor or personal representative of the Participant’s estate, as the case may be, one share of Common Stock in payment for each such earned RSU. For purposes of this Agreement, the date on which vested RSUs are converted into Common Stock shall be referred to as the “Settlement Date.”

(ii)Fractional RSUs. In the event the Participant is vested in a fractional portion of an earned RSU, such portion shall be rounded down to the nearest whole number.

3.Effects of Certain Events.

(a)General. Subject to Section 3(b), in the event that the Participant’s employment with the Company is terminated, any unvested RSUs shall be forfeited automatically and without further action.

(b)Qualifying Termination. Notwithstanding the foregoing:

(i)In the event of the Participant’s Qualifying Termination prior to the completion of any Performance Period applicable to the Award (and any associated Dividend Equivalent Amount), a portion of the RSUs which may be earned under the Award will become earned, with the actual number of earned RSUs determined as follows:

(A)with respect to the one year measurement component of the Award, based on actual performance through the most recently completed fiscal quarter measured against the Performance Components as pro-rated based on the number of fiscal quarters completed prior to the Termination Date relative to the total number of fiscal quarters in the Performance Period; and

(B)with respect to the three year measurement component, based on actual performance through the Termination Date measured against the Performance Components based on actual performance through the Termination Date (or if not readily available, measured as of the end of the month immediately preceding the Termination Date) ;

provided, that any performance criteria based on the achievement of company-wide strategic objectives or satisfaction of individual performance criteria shall be deemed achieved or satisfied at target level (as applicable); and

(ii)The number of earned RSUs calculated in accordance with Section 3(b)(i) which become vested (and any associated Dividend Equivalent Amount) will be pro-rated based on the number of days in the applicable Performance Period completed prior to the Termination Date, and such pro-rated number of earned RSUs under the Award shall be deemed vested in full and settled pursuant to Section 2(d), with the “Vesting Date” meaning the Termination Date.

(iii)In the event of the Participant’s Qualifying Termination after the completion of the Performance Period applicable to an Award, but prior to the last Vesting Date applicable to the earned RSUs granted under such Award, all such earned RSUs shall become vested as of the Termination Date. In such case, the number of earned RSUs (and any associated Dividend Equivalent Amount) under the Award shall be deemed vested in full and settled pursuant to Section 2(d), with the “Vesting Date” meaning the Termination Date.

(iv)The levels of achievement with respect to any Performance Components shall be adjusted from time to time by the Committee as it deems equitable and necessary in light of acquisitions, dispositions and other transactions or extraordinary or one- time events that impact the Company’s operations.

(c)Termination for Cause. In the event of the Participant’s termination of employment for Cause, then the Award, the RSUs (whether or not earned or vested) (and any associated Dividend Equivalent Amount) and any shares underlying RSUs that have not yet been transferred to the Participant shall be automatically forfeited as of the Termination Date.

(d)Change in Control. Notwithstanding the foregoing:

(i)In the event of a Change in Control during the Participant’s employment and prior to the completion of the Performance Period applicable to an Award, a portion of the RSUs which may be earned under the Award will become earned, with the actual number of earned RSUs determined

(A)with respect to the one year measurement component of the Award, based on actual performance through the most recently completed fiscal quarter measured against the Performance Components as pro-rated based on the number of fiscal quarters completed prior to the date of such Change in Control relative to the total number of fiscal quarters in the Performance Period, and

(B)with respect to the three year measurement component of the Award, based on actual performance through the date of such Change in Control, measured against the Performance Criteria based on actual performance through the date of such Change in Control (or if not readily available, measured as of the end of the month immediately preceding the date of such Change in Control);

provided, that any performance criteria based on the achievement of company-wide strategic objectives or satisfaction of individual performance criteria shall be deemed achieved or satisfied at target level (as applicable)
(ii)In the event of a Change in Control during the Participant’s employment and prior to a Vesting Date, all earned RSUs shall become vested as of the date of such Change in Control and settled pursuant to Section 2(d), with the “Vesting Date” meaning the date of the Change in Control.

4.Dividend Equivalent Rights

(a)Each earned RSU shall have a Dividend Equivalent Right associated with it with respect to any cash dividends on Common Stock that have a record date after the Effective Date and prior to the applicable Settlement Date for such RSU (the total accrued dividends for each earned RSU, a “Dividend Equivalent Amount”). For the avoidance of doubt, no Dividend Equivalent Amount shall accrue in respect of an RSU which is not earned based on the achievement of Performance Components applicable to an Award.

(b)The Dividend Equivalent Amount shall be calculated by crediting a hypothetical bookkeeping account for the Participant with an amount equal to the amount of cash dividends that would have been paid on the dividend payment date with respect to the number of shares of Common Stock underlying the unsettled earned RSUs (or RSUs which become earned in accordance with this Agreement) if such shares had been outstanding on the dividend record date. The Participant’s Dividend Equivalent Amount shall not be credited with interest or earnings.

(c)Any Dividend Equivalent Amount: (i) shall be subject to the same terms and conditions applicable to the earned RSU to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer and the forfeiture conditions contained in the Agreement; (ii) shall vest and be settled upon the same terms and at the same time of settlement as the earned RSUs to which they relate; and (iii) will be denominated and payable solely in cash. The payment of Dividend Equivalent Rights will be net of all applicable withholding taxes pursuant to Section 5(g).

1.Miscellaneous.

(a)Administration. The Committee shall administer the Award. At the end of the Performance Period applicable to any Award, the Committee shall calculate and approve the number of earned RSUs awarded to the Participant under such Award.

(b)Agreement Subject to Plan; Amendment. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Awards and RSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The terms of the Agreement and the Award Certificate may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, that any such amendment that would materially and adversely affect any right of the Participant shall not to that extent be effective without the consent of the Participant.

(c)Participant is Unsecured General Creditor. The Participant and the Participant’s heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company. Assets of the Company shall not be held under any trust for the benefit of the Participant or the Participant’s heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Agreement or the Plan. Any and all of the Company’s assets shall be, and remain, the general unrestricted assets of the Company. The Company’s sole obligation under this Agreement and in respect of the Award shall be merely that of an unfunded and unsecured promise of the Company to pay the Participant in the future, subject to the conditions and provisions of the Agreement and the Plan.

(d)No Transferability; No Assignment. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the Award or the RSUs. No part of the RSUs or the shares of Common Stock delivered in respect of any vested RSUs, and/or amounts payable under this Agreement shall, prior to actual settlement or payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

(e)No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the Award hereunder (or RSUs issued in settlement of the Award) shall impose any obligation on the Company or any Affiliate to continue the employment of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein or in any written employment agreement between the Participant and the Company (or any affiliate).

(f)Limitation on Shareholder Rights. The Participant shall have no rights as a shareholder of the Company, no dividend rights (subject to Dividend Equivalent Rights as set forth in Section 4) and no voting rights with respect to the RSUs and any shares of Common Stock underlying or issuable in respect of such RSUs until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the shares of Common Stock, except for the Dividend Equivalent Rights as set forth in Section 4.

(g)Tax Withholding.

(i)Regardless of any action the Company takes with respect to any or all federal, state or local income tax, employment tax or other tax related items (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items associated with the RSUs (and the Dividend Equivalent Rights associated therewith)

is and remains the Participant’s responsibility and that the Company: (A) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the shares of Common Stock, the subsequent sale of shares of Common Stock acquired at vesting and the receipt of any Dividend Equivalent Rights; and (B) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax Related Items. Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(ii) Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Company, in its sole discretion, to satisfy all withholding and payment on account obligations for Tax Related Items of the Company. In this regard, the Participant authorizes the Company, in its sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Participant with respect to the RSUs by withholding in shares of Common Stock otherwise issuable to the Participant, provided that the Company withholds only the amount of shares of Common Stock necessary to satisfy the minimum statutory withholding amount using the Fair Market Value of the shares of Common Stock on the Settlement Date. Participant shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold as a result of the RSUs that are not satisfied by the previously described method. The Company may refuse to deliver the shares of Common Stock to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax Related Items as described in this Section.

(h)Compensation Recovery Policy. The compensation under this Agreement shall be subject to being recovered under the Company’s compensation recovery policy, if any, or any similar policy that the Company may adopt from time to time. For avoidance of doubt, compensation recovery rights to shares of Common Stock issued under this Agreement shall extend to any proceeds realized by the Participant upon the sale or other transfer of such shares of Common Stock. Without limiting the generality of the foregoing, if in the opinion of the independent directors of the Board, (i) the Company’s financial results are restated or were materially misstated due in whole or in part to intentional fraud or misconduct by the Participant, and (ii) the payment or equity or equity-based award made or issued pursuant to this Agreement based on the corrected financial results would be less than the amount previously paid or issued, then by approval by a majority of the independent directors of the Board, the Board may, based upon the facts and circumstances surrounding the restatement, direct that the Company recover all or a portion of any payment or equity or equity-based award made or issued pursuant to this Agreement, and the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days’ of the Company’s request to Participant therefore, an amount equal to the excess, if any, of (i) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of the RSUs and any shares of Common Stock issued in respect of such RSUs over (ii) the aggregate Cost of such shares (if any). For purposes of this Agreement, “Cost” means, in respect of any share of Common Stock, the amount paid by Participant for such share, as proportionately adjusted for all subsequent distributions.

(i)Section 409A Compliance. The Award and the shares of Common Stock and amounts payable under this Agreement are intended to comply with the requirements of Section 409A so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent. Notwithstanding the terms of Section 2 or Section 3, if a Participant is a “specified employee” within the meaning of Section 409A, no payments in respect of any Award or RSU that is “deferred compensation” subject to Section 409A and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A) shall be made to such Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company shall not be liable to any Participant for any payment made under this Plan that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

(j)Section 280G of the Code. In the event that the accelerated vesting of the RSUs or the amounts payable under this Agreement, together with all other payments and the value of any benefit received or to be received by the Participant, would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s payment shall be either (a) the full payment or (b) such lesser amount that would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Company in compliance with all applicable legal authority, including Section 409A. All determinations required to be made under this Section shall be made by the nationally recognized accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to the Participant (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

(k)Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and performed wholly within the State of Maryland, without giving effect to the conflict of law provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York, and each of the Participant and the Company hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York, (ii) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

(l)Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

* * * * *

BRIXMOR PROPERTY GROUP INC.
RESTRICTED STOCK UNIT AGREEMENT
AWARD CERTIFICATE
1. Brixmor Property Group Inc., a Maryland corporation (together with its Subsidiaries, the “Company”), and the Participant who is signatory hereto, hereby agree to the terms of this Award Certificate and the Brixmor Property Group Inc. Restricted Stock Unit Agreement (the “Agreement”) to which it is attached. All capitalized terms used in this Award Certificate and not defined herein shall have the meanings assigned to them in the Company’s 2013 Omnibus Incentive Plan (the “Plan”) or the Agreement.
2. Subject to the terms of this Award Certificate, the Agreement, and the Plan, the Company hereby grants to the Participant as of the Effective Date, the Award on the terms set forth below:

Participant:	[ ]
Effective Date:	[ ]
Total Target RSU Award Amount:	[ ]

One Year Measurement Component
Award Range for Company Performance Components
· Threshold Award Amount: [ ] RSU’s
· Target Award Amount: [ ] RSU’s
· Maximum Award Amount: [ ] RSU’s

In addition to the above number of RSU’s, [ ] RSU’s if Individual Performance Goals are achieved.

Performance Period: January 1, 2016 through December 31, 2016

Performance Components
· Adjusted EBITDA Per Share Target (Relative Weighting: 75%)

Level of Achievement	Performance Level Achieved	Percentage of Award Earned
Threshold	$[ ]	50%
Target	$[ ]	100%
Maximum	$[ ]	150%

· Achievement of Individual Performance Goals (Relative Weighting: 25%)

Three Year Measurement Component
Award Range for Company Performance Components
· Threshold Award Amount: [ ] RSU’s
· Target Award Amount: [ ] RSU’s
· Maximum Award Amount: [ ] RSU’s

In addition to the above number of RSU’s, [ ]RSU’s if Company Wide Strategic Objectives is achieved.

Performance Period: January 1, 2016 through December 31, 2018

Performance Components:
· Relative US Shopping Center Index TSR: (Relative Weighting: 60%)

Level of Achievement	Performance Level Achieved	Percentage of Award Earned
Threshold	[ ] bps or less below index return	50%
Target	[ ] bps above index return	100%
Maximum	[ ] bps or more over index return	150%

· Brixmor TSR (Relative Weighting: 20%)

Level of Achievement	Performance Level Achieved	Percentage of Award Earned
Threshold	[ ]% - Compounded Annual Growth Rate	50%
Target	[ ]% - Compounded Annual Growth Rate	100%
Maximum	[ ]% - Compounded Annual Growth Rate	150%

· Company-Wide Strategic Objectives (Relative Weighting: 20%)

o [ ]

3. The Award and any RSUs which may be earned under the Award are subject to the terms and conditions set forth in this Award Certificate, the Plan and the Agreement. All terms and provisions of the Plan and the Agreement, as the same may be amended from time to time, are incorporated and made part of this Award Certificate. If any provision of this Award Certificate is in conflict with the terms of the Plan or the Agreement, then the terms of the Plan or the Agreement, as applicable, shall govern. The Participant hereby expressly acknowledges receipt of a copy of the Plan and the Agreement.
IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

BRIXMOR PROPERTY GROUP INC. By: ___________________________________ Name: Title: Authorized Signatory	PARTICIPANT __________________________________ Name: [Name]